Exhibit 5.1

Goodwin Procter LLP	T: 858.202.2700
Counselors at Law	F: 858.457.1255
4365 Executive Drive, 3rd Floor	www.goodwinprocter.com
San Diego, CA 92121
January 15, 2010
La Jolla Pharmaceutical Company
4365 Executive Drive, Suite 300
San Diego, CA 92121

Re:	Securities Registered under Registration Statement on Form S-4
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”), of shares of the Company’s common stock, $0.01 par value per share, which may be issued (the “Shares”) to the stockholders of Adamis Pharmaceuticals Corporation, a Delaware corporation (“Adamis”), in connection with the merger contemplated by the Agreement and Plan of Reorganization, dated December 4, 2009, by and among the Company, Jewel Merger Sub, Inc. and Adamis (the “Merger Agreement”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the shares are issued.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of Adamis in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP